Exhibit 11

Code of Ethics for Mamma.com Inc.

Why?

Our long-term performance - profitability, growth, and shareholder value - is contingent on the confidence of our stakeholders in us. We are committed to the highest ethical standards because we want people to know they can trust us. Trust can only be built on honesty and dependability - on ethical conduct.

Principles

1.	Treat all of those with whom we deal fairly, with dignity and respect.
2.	Honour our commitments.
3.	Commit only what we can deliver
4.	Comply with all laws and regulations.
5.	Make decisions based on fact and objective assessment.
6.	Our judgement and decisions are not improperly influenced and we do not improperly influence others to obtain or retain business.

Human Resources

1.	Maintain a safe, healthy and comfortable workplace conducive to performing challenging work and making meaningful contributions.
2.	Select and compensate employees fairly based on their qualifications and performance without discrimination on the basis of age, ancestry, citizenship, colour, creed, disability, ethnic origin, gender, marital or family status, race, religion or sexual orientation.
3.	Foster work environments that are free from harassment, intimidation and hostility of any kind. Unwanted sexual advances will not be tolerated and an individual's job, evaluation, or work assignment cannot be threatened because of a rejected sexual advance.
4.	The privacy and confidentiality of an individual's records will be respected and safeguarded.

Fair Competition

1.	Avoid all actions that are anti-competitive or otherwise contrary to laws that govern competitive practices in the marketplace.
2.	Do not make agreements or employ practices in restraint of trade such as price-fixing, bid rigging and kickbacks.

Reporting Illegal or Unethical Behavior

1.	Report any and all illegal or unethical behavior of which you become aware to either the Executive Chairman or the President and CEO.

Sequential Page No: 347 of 350
Exhibits: Page 123

Competitive Intelligence

1.	Comply with the law in acquiring information. Do not resort to theft, blackmail, wiretapping, electronic eavesdropping, bribery, improper inducement, receiving stolen property, threats and other improper methods.
2.	Acquire information ethically. Do not misrepresent who or what we are.

Bribery

1.	Do not pay bribes to obtain or retain business.
2.	Take measures reasonably within our power to ensure that any payment made to an agent is appropriate remuneration for legitimate services rendered and that no part is passed on by the agent as a bribe.

Company Funds and Property

1.	Exercise integrity, prudence and judgment in incurring and approving business expenses.
2.	Ensure that business expenses are reasonable.
3.	Do not use company funds or property for personal gain.
4.	Do not conceal any fund or transaction from executive officers or our auditors.
5.	Do not enter into any transaction for the purpose of unlawfully evading any tax, duty or other levy imposed by a government.

Proprietary Information/Intellectual Property

1.	Avoid inadvertent disclosure.
2.	Assure that unauthorized persons cannot access related documents and that document disposal is non-recoverable.
3.	Do not discuss confidential information in public places and exercise caution when transmitting information electronically.
4.	Enter into confidentiality agreements to ensure that disclosure is controlled.

Conflict of Interest

1.	Avoid any situation that may not be in the best interests of the company.
2.	Gifts given or received should be of a nominal value and should be reciprocal whenever appropriate and possible (e.g. lunches, dinners).
3.	Accepting cash or a cash equivalent from a vendor, supplier, or customer is never allowable.
4.	Any business that has to be won by providing unusual gifts or hospitality is business we don't want.
5.	In exceptional circumstances (e.g. local culture, traditions), accept non-nominal gifts if refusal would reasonably cause embarrassment or hurt to the individual offering it and then advise the company of its receipt so that an appropriate course of action may be determined.

The Board of Directors will monitor compliance with this Code of Ethics and only the Board of Directors or a duly designated committee of the board can consider and grant waivers from the Code of Ethics to directors or officers.

Sequential Page No: 348 of 350
Exhibits: Page 123